Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Invitation Homes Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward(2)

Newly Registered Securities

Invitation Homes Inc.

Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, $0.01 par value per share	Rule 415(a)(6)	(2)	N/A	$1,150,000,000			S-3	333-258290	July 30, 2021	$91,978.84

	Total Offering Amounts					$1,150,000,000		(2)

	Total Fees Previously Paid							(2)

	Total Fee Offsets							N/A

	Net Fee Due							$0

(1)	This registration fee was calculated in accordance with Rules 457(o), 457(r) and 456(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

On December 20, 2021, Invitation Homes Inc. (the “Company”) filed a prospectus supplement under the Company’s Registration Statement on Form S-3 (Registration No. 333-258290) relating to the Company’s offer and sale from time to time of shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $1,250,000,000 from time to time under an at-the-market program (the “2021 ATM Program”). As of the date of this prospectus supplement, approximately $1,150,000,000 remains unsold under the 2021 ATM Program. Pursuant to Rule 415(a)(6) of the Securities Act, the securities registered pursuant to this prospectus supplement are comprised of the unsold shares of the Company’s common stock under the 2021 ATM Program. The registration fee with respect to such securities, totaling $91,978.84, was previously paid on December 20, 2021, and such registration fee will continue to be applied to the unsold securities. As a result, no additional filing fee is due.